EXHIBIT 99.1
BUTLER NATIONAL ANNOUNCES CEO TRANSITION AND LEADERSHIP SUCCESSION PLAN

Executive Chairman Jeff Yowell to Oversee Leadership Transition; CFO Adam Sefchick Appointed Interim CEO

OLATHE, Kansas – June 15, 2026 – Butler National Corporation (OTCQX: BUKS) today announced that Christopher J. Reedy has retired from his position as Chief Executive Officer, effective June 15, 2026, due to health considerations. Mr. Reedy will continue to serve as a member of the Board of Directors through the remainder of his current term.

Mr. Reedy will continue to support the Company in an advisory capacity, working with the Board and management team on transition matters as his health permits.

The Board of Directors has appointed Adam Sefchick, the Company's Chief Financial Officer, to serve as Interim Chief Executive Officer effective immediately while retaining his CFO responsibilities.

"On behalf of the Board of Directors, our employees, shareholders, customers, and business partners, I want to thank Chris for his years of leadership, dedication, and service to Butler National," said Jeff Yowell, Executive Chairman of Butler National. "Chris has played an important role in the Company's growth and success, and we are grateful that he has agreed to continue supporting the Company during this transition."

Yowell continued, "Adam has been a key member of Butler National's leadership team and has worked closely with Chris, our Board, and our operating leaders. The Board is confident that Adam, together with our experienced management team, will provide continuity and stability during this transition period."

"We are fortunate to have a strong leadership team and positive momentum across our businesses," added Yowell. "The Board remains highly confident in Butler National's future. In the meantime, I will work closely with Adam and the executive leadership team to ensure a seamless transition and continued execution of our strategic objectives."

Joe Daly, Lead Independent Director and Chair of the Nominating and Governance Committee, commented, "The Board will initiate a search process immediately to identify Butler National's next Chief Executive Officer. We are committed to conducting a thorough and thoughtful search process and selecting the leader best positioned to build upon the Company's strong foundation and drive long-term value for shareholders. The Board remains highly engaged throughout this process and confident in the Company's future."

Mr. Reedy commented, "It has been an honor to serve Butler National, its employees, customers, and shareholders. While health considerations have led me to step away from my

EXHIBIT 99.1
day-to-day responsibilities, I remain committed to supporting the Company and helping ensure a successful transition. I am proud of what our team has accomplished and confident Butler National is well-positioned for continued success."

Mr. Sefchick added, "I appreciate the confidence the Board has placed in me. I look forward to working closely with Jeff, Chris, and the rest of our leadership team to ensure a smooth transition, continue serving our customers, and execute on the Company's strategic priorities."